EXHIBIT 99.1

ITG Reports Second Quarter 2014 Results

International Earnings Growth Driven by Continued Gains in Europe and Improving Operating Efficiency in Asia Pacific

U.S. Revenue Per Share at Highest Level in Almost Three Years

Year-to-Date Return on Average Equity Nearly 13%

NEW YORK, July 31, 2014 — ITG (NYSE: ITG), an independent execution and research broker, today reported results for the quarter ended June 30, 2014.

Second quarter 2014 highlights included:

•                  Net income of $12.9 million, or $0.35 per diluted share compared to net income of $5.1 million, or $0.13 per diluted share and adjusted net income of $10.3 million, or $0.27 per diluted share for the second quarter of 2013. Adjusted net income for the second quarter of 2013 excludes (i) duplicate rent and office closing charges associated with the move to ITG’s new headquarters and (ii) wind-down charges and tax charges related to the closing of ITG’s Israel development center, offset by (iii) accrual reversals related to restructurings in prior years.

•                  Revenues of $138.5 million, compared to revenues of $139.3 million in the second quarter of 2013.

•                  Expenses of $121.8 million, compared to expenses of $128.5 million and adjusted expenses of $123.5 million in the second quarter of 2013.

•                  Average daily trading volume in the U.S. of 149 million shares versus 179 million shares in the second quarter of 2013.  POSIT® average daily U.S. volume was 67 million shares compared to 75 million shares in the second quarter of 2013.  Total average daily volume traded through POSIT Alert® was 15.0 million shares compared to 17.7 million in the second quarter of 2013.

•                  In Europe, average daily value traded in POSIT was $1.024 billion, compared with $674 million in the second quarter of 2013.  Total average daily value traded through POSIT Alert rose more than 150% in the second quarter of 2014 compared with the prior-year period.

•                  An annualized return on average equity of 12.4%, compared with 5.1% in the second quarter of 2013. On a year-to-date basis, annualized return on average equity is 12.7% compared to 6.8% for the six months ended June 30, 2013.

•                  The repurchase of 770,800 shares of common stock under ITG’s authorized share repurchase program for a total of $14.3 million, or 111% of second quarter 2014 net income.  Repurchases since the first quarter of 2010 have totaled $167.9 million for a total of 12.1 million shares, resulting in a decrease in shares outstanding, net of issuances, of 20%.

Revenues from U.S. operations were $77.3 million in the second quarter of 2014 compared to $84.6 million in the second quarter of 2013.  ITG’s U.S. operations reported net income of $2.6 million in the second quarter of 2014 compared to net income of $2.2 million and adjusted net income of $4.5 million in the second quarter of 2013. The overall revenue capture rate per share in the U.S. was $0.0050, up from $0.0048 in the second quarter of 2013, marking the highest level since the second quarter of 2011.

ITG’s International revenues were $61.1 million in the second quarter of 2014 compared to $54.7 million in the second quarter of 2013.  European revenues were $31.1 million, up 43% from the second quarter of 2013.  Canadian revenues were $17.9 million, down 11% versus the second quarter of 2013 while Asia Pacific revenues were $12.1 million, down 5% from the second quarter of 2013. ITG’s International operations reported net income of $10.3 million in the second quarter of 2014 versus net income of $2.9 million and adjusted net income of $5.8 million in the second quarter of 2013, an increase of 77% over the adjusted net income amount.

“ITG posted strong results in the second quarter of 2014 despite lower trading volumes in most of our operating regions,” said Bob Gasser, ITG’s Chief Executive Officer and President.  “We performed extremely well in Europe again, moved closer to profitability in Asia Pacific and pushed our average U.S. revenue per share to the highest level in nearly three years thanks primarily to increased rates on high-touch trading. Our investments in research helped push revenues for our global Research, Sales and Trading offering up 8% over last year’s second quarter.”

“We believe ITG is well positioned to succeed as we work to grow our client base, broaden our international reach and expand our capabilities in asset classes beyond equities,” added Mr. Gasser.

The discussion of results above includes adjusted net income and related per share amounts, in addition to adjusted expense amounts, which are non-GAAP financial measures that are described in the attached table along with a reconciliation of these non-GAAP financial measures to GAAP results.

Conference Call

ITG has scheduled a conference call today at 11:00 am ET to discuss second quarter results.  Those wishing to listen to the call should dial 1-877-317-6789 (1-412-317-6789 outside the U.S.) at least 15 minutes prior to the start of the call to ensure connection.  The webcast and accompanying slideshow presentation can be downloaded from ITG’s website at investor.itg.com.  For those unable to listen to the live broadcast of the call, a replay will be available for one week by dialing 1-877-344-7529 (1-412-317-0088 outside the U.S.) and entering conference number 10049169.  The replay will be available starting approximately one hour after the completion of the conference call.

ABOUT ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements that reflect management’s expectations for the future.  A variety of important factors could cause results to differ materially from such statements.  Certain of these factors are noted throughout ITG’s 2013 Annual Report on Form 10-K, and its Form 10-Qs (as amended, if applicable) and include, but are not limited to, general economic, business, credit and financial market conditions, both internationally and nationally, financial market volatility, fluctuations in market trading volumes, effects of inflation, adverse changes or volatility in interest rates, fluctuations in foreign exchange rates, evolving industry regulations and regulatory scrutiny, changes in tax policy or accounting rules, the actions of both current and potential new competitors, changes in commission pricing, rapid changes in technology, errors or malfunctions in our systems or technology, cash flows into or redemptions from equity mutual funds, ability to meet liquidity requirements related to the clearing of our customers’ trades, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate acquired companies and our ability to attract and retain talented employees. The forward-looking statements included herein represent ITG’s views as of the date of this release. ITG undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

ITG Media/Investor Contact:

J.T. Farley

1-212-444-6259

corpcomm@itg.com

INVESTMENT TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Commissions and fees	$106,453	$108,868	$214,877	$211,876
Recurring	24,975	26,283	50,552	51,623
Other	7,038	4,142	10,646	7,844
Total revenues	138,466	139,293	276,075	271,343

Expenses:
Compensation and employee benefits	52,720	51,202	103,897	100,751
Transaction processing	20,109	22,499	40,605	44,031
Occupancy and equipment	14,985	20,720	30,063	37,261
Telecommunications and data processing services	12,655	13,718	25,352	27,816
Other general and administrative	20,715	19,760	39,820	38,536
Restructuring charges	—	(75)	—	(75)
Interest expense	594	699	1,230	1,301
Total expenses	121,778	128,523	240,967	249,621
Income before income tax expense	16,688	10,770	35,108	21,722
Income tax expense	3,762	5,684	8,562	8,014
Net income	$12,926	$5,086	$26,546	$13,708

Income per share:
Basic	$0.36	$0.14	$0.74	$0.37
Diluted	$0.35	$0.13	$0.72	$0.36

Basic weighted average number of common shares outstanding	35,720	36,956	35,900	37,166
Diluted weighted average number of common shares outstanding	36,641	38,000	36,933	38,371

INVESTMENT TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

Supplemental Financial Data (unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues by Geographic Region:
U.S. Operations	$77,324	$84,601	$152,991	$165,844
Canadian Operations	17,911	20,105	37,247	38,649
European Operations	31,097	21,794	63,929	42,744
Asia Pacific Operations	12,134	12,793	21,908	24,106
Total Revenues	$138,466	$139,293	$276,075	$271,343

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues by Product Group:
Electronic Brokerage	$73,193	$74,715	$146,076	$144,363
Research, Sales and Trading	30,311	28,140	59,556	53,553
Platforms	23,333	24,595	47,066	49,694
Analytics	11,351	11,600	22,801	23,270
Corporate (non-product)	278	243	576	463
Total Revenues	$138,466	$139,293	$276,075	$271,343

INVESTMENT TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition

(In thousands, except share amounts)

	June 30,	December 31,
	2014	2013
	(unaudited)
Assets
Cash and cash equivalents	$239,115	$261,897
Cash restricted or segregated under regulations and other	72,761	71,202
Deposits with clearing organizations	43,476	74,771
Securities owned, at fair value	14,173	7,436
Receivables from brokers, dealers and clearing organizations	1,740,800	1,018,342
Receivables from customers	1,336,535	591,004
Premises and equipment, net	62,306	66,171
Capitalized software, net	38,015	37,892
Intangibles, net	28,832	31,201
Income taxes receivable	81	54
Deferred taxes	29,278	34,130
Other assets	24,619	15,787
Total assets	$3,629,991	$2,209,887

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$175,418	$175,931
Short-term bank loans	141,654	73,539
Payables to brokers, dealers and clearing organizations	1,709,697	1,025,268
Payables to customers	1,134,612	469,264
Securities sold, not yet purchased, at fair value	9,108	2,953
Income taxes payable	13,990	14,805
Deferred taxes	9	363
Term debt	24,081	30,332
Total liabilities	3,209,033	1,792,455
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 52,191,351 and 52,158,374 shares issued at June 30, 2014 and December 31, 2013, respectively	522	522
Additional paid-in capital	233,768	240,057
Retained earnings	463,116	436,570
Common stock held in treasury, at cost; 16,944,029 and 16,005,500 shares at June 30, 2014 and December 31, 2013, respectively	(287,166)	(268,253)
Accumulated other comprehensive income (net of tax)	10,720	8,536
Total stockholders’ equity	420,957	417,432
Total liabilities and stockholders’ equity	$3,629,991	$2,209,887

INVESTMENT TECHNOLOGY GROUP, INC.

Reconciliation of US GAAP Results to Adjusted Results

In evaluating ITG’s financial performance, management reviews results from operations, which excludes non-operating items.  Adjusted expenses, adjusted net income, and related per share amounts are non-GAAP performance measures that the Company believes are useful to assist investors in gaining an understanding of the trends and operating results for ITG’s core businesses. These measures should be viewed in addition to, and not in lieu of, ITG’s reported results under GAAP.

The following are reconciliations of GAAP results to adjusted results for the periods presented (in thousands except per share amounts):

	Three Months Ended June 30, 2013
	(unaudited)
	Consolidated	U.S.	International
Total revenues	$139,293	$84,601	$54,692

Total expenses	128,523	80,040	48,483
Less:
Restructuring charges (1)	75	1,264	(1,188)
Duplicate rent charges (2)	(1,237)	(1,237)	—
Office move (3)	(3,910)	(3,910)	—
Adjusted expenses	123,451	76,157	47,295

Income before income tax expense	10,770	4,561	6,209
Effect of adjustments	5,071	3,883	1,188
Adjusted pre-tax income	15,841	8,444	7,397

Income tax expense	5,684	2,349	3,335
Tax effect of adjustments (4)	(143)	1,616	(1,759)
Adjusted income tax expense	5,541	3,965	1,576

Net income	5,086	2,212	2,874
Net effect of adjustments	5,215	2,267	2,947
Adjusted net income	$10,301	$4,479	$5,821

Diluted earnings per share	$0.13	$0.06	$0.07
Net effect of adjustments	0.14	0.06	0.08
Adjusted diluted earnings per share	$0.27	$0.12	$0.15

Notes:

(1)         In the second quarter of 2013, the Company incurred $1.6 million to implement a restructuring plan to close its technology research and development facility in Israel and migrate that function to an outsourced service provider model.  This plan primarily focused on reducing costs by limiting ITG’s geographic footprint while maintaining the necessary technological expertise via a consulting arrangement. The Company also reduced previously recorded 2012 and 2011 restructuring accruals of $1.6 million to reflect the sub-lease of previously vacated office space and certain legal and other employee-related charges deemed unnecessary.

(2)         During the fourth quarter of 2012, ITG began the build out of its new lower Manhattan headquarters while continuing to occupy its then-existing headquarters in midtown Manhattan.  As a result, ITG incurred duplicate rent charges through June 2013.

(3)         In the second quarter of 2013, ITG moved into its new headquarters and incurred a one-time charge, which included a reserve for the remaining lease obligation at the previous midtown Manhattan headquarters.

(4)         The restructuring plan referred to in (1) above triggered the recognition of a tax charge of $1.6 million associated with the anticipated withdrawal of capital from the closure of the Israeli facility.

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